Exhibit 4.1

Execution Version

FIFTH SUPPLEMENTAL INDENTURE
This Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of August 24, 2023, among (a) Arcosa Crushed Concrete, LLC, a Delaware limited liability company (the “New Guarantor”), (b) Arcosa Aggregates Gulf Coast, LLC (f/k/a Southern Aggregates, LLC), a Delaware limited liability company (the “Released Entity”), (c) Arcosa, Inc., a Delaware corporation (the “Issuer”) and (d) Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Issuer and the existing Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended by the First Supplemental Indenture, dated as of September 30, 2021, the Second Supplemental Indenture, dated May 17, 2022, the Third Supplemental Indenture, dated as of October 3, 2022, and the Fourth Supplemental Indenture, dated as of January 4, 2023, the “Indenture”), dated as of April 6, 2021, providing for the issuance of an unlimited aggregate principal amount of 4.375% Senior Notes due 2029 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture;
WHEREAS, the Released Entity is a party to and a Guarantor under the Indenture;
WHEREAS, the Released Entity has been released and discharged from all of its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement;
WHEREAS, Section 10.5 of the Indenture provides that in connection with any Guarantor being released and discharged from all of its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement,(i) the Note Guarantee of such Guarantor shall be automatically and unconditionally released and discharged, and (ii) the Trustee shall execute a supplemental indenture in order to evidence the release of such Guarantor from its obligations under its Note Guarantee; and
WHEREAS, pursuant to Section 9.1(i) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without notice to or the consent of any Holder of the Notes.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Guarantor.     The New Guarantor hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article X thereof.
3.    Release.    On the date hereof and effective upon the time that the Released Entity was released and discharged from its obligations under all of its Guarantees of payment by the Issuer of any Indebtedness of the Issuer under the Credit Agreement, the parties hereto agree that the Released Entity is (and has been automatically) released as a party to and as a Guarantor under the Indenture and that the Released Entity has no further obligations or liabilities under its Note Guarantee or the provisions of the Indenture.
105457603

4.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
6.    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission, or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transaction Act or other applicable law, e.g., www.docusign.com, shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.
7.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
8.    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signatures on the following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NEW GUARANTOR:

ARCOSA CRUSHED CONCRETE, LLC

/s/ Mark J. Elmore
Name: Mark J. Elmore
Title: Secretary

Signature Page to Fifth Supplemental Indenture
[Arcosa, Inc.]

RELEASED ENTITY:

ARCOSA AGGREGATES GULF COAST, LLC (f/k/a SOUTHERN AGGREGATES, LLC)

/s/ Mark J. Elmore
Name: Mark J. Elmore
Title: Secretary

Signature Page to Fifth Supplemental Indenture
[Arcosa, Inc.]

ISSUER:

ARCOSA, INC.

By:	/s/ Mark J. Elmore
Name: Mark J. Elmore
Title: Corporate Secretary

Signature Page to Fifth Supplemental Indenture
[Arcosa, Inc.]

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Xis Toni Vwj
Name: Xis Toni Vwj
Title: Assistant Vice President

Signature Page to Fifth Supplemental Indenture
[Arcosa, Inc.]